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CONTACT: DANIEL R. FEEHAN                                  FOR IMMEDIATE RELEASE
         THOMAS A. BESSANT, JR.
         (817) 335-1100

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        CASH AMERICA ANNOUNCES CLARIFICATION OF PRELIMINARY RESULTS OF
                               "DUTCH AUCTION"
                              SELF-TENDER OFFER
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(Fort Worth, Texas - December 18, 1996) Cash America International, Inc. (NYSE:
PWN) earlier today announced the preliminary results of its "Dutch Auction" self-tender offer, which expired Tuesday, December 17 at 12:00 midnight, New York City time. The preliminary count by ChaseMellon Shareholder Services, L.L.C., the Depositary for the offer, indicated that 6,362,041 shares of Common Stock were tendered and not withdrawn at prices of $8.50 per share or lower. Based on further information from the Depositary, this amount did not include 550,301 shares tendered by notice of guaranteed delivery. Shareholders who tendered shares in this manner must deliver all required documentation to the Depositary for its receipt no later than 5:00 p.m., New York City time, on December 20, 1996 in order to effect a valid tender of shares. If all shares tendered by notice of guaranteed delivery are validly tendered, this would total approximately 6,912,342 shares tendered. As stated before, the Company expects to purchase 4,500,000 shares tendered at the $8.50 price, which represents approximately 65.1% of the total number of shares tendered.

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